OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, MAY 11, 2005
TIME:	11:00 AM EASTERN DAYLIGHT TIME
LOCATION:	HOTEL DU PONT 11th & MARKET STREETS WILMINGTON, DELAWARE USA

To Visteon Stockholders,

      We invite you to attend our 2005 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect three directors to the Board of Directors for three-year terms. The Board has nominated for re-election Marla C. Gottschalk, William H. Gray, III, and James D. Thornton, all current directors.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2005. PricewaterhouseCoopers LLP served in this same capacity in fiscal year 2004.

3.	If presented, consideration of a shareholder proposal relating to annual election of Directors.

      You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 15, 2005, will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

STACY L. FOX
Secretary

Van Buren Township, Michigan

March 30, 2005

VISTEON CORPORATION

One Village Center Drive
Van Buren Township, Michigan 48111

PROXY STATEMENT

March 30, 2005

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, May 11, 2005, at the Hotel du Pont in Wilmington, Delaware. Directions to the Hotel du Pont can be found in Appendix C.

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may actually authorize another person to vote your shares in accordance with your instructions. As described in “Voting” below, we have provided you additional methods for voting by proxy that do not require you to use the proxy card.

      This proxy statement and accompanying proxy are being distributed on or about March 30, 2005.

VOTING

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must do one of the following:

•	Complete and mail the enclosed proxy card.

•	Call the toll-free telephone number listed on the enclosed proxy card and follow the instructions.

•	Visit the website listed on the enclosed proxy card and follow the instructions.

      By completing and submitting your proxy by any one of these means, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed James F. Palmer and Heidi A. Diebol to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the company’s independent auditors, and against the shareholder proposal presented. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

      Regardless of how you submit your proxy, you may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.

•	Submitting a later dated proxy by mail, toll-free number or the Internet.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must also vote your shares.

How to Vote under 401(k) Plans

      If you are a company employee participating in any of the company’s 401(k) plans, then you may be receiving this material because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

      The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Stockholders Entitled to Vote and Ownership

      You are entitled to one vote at the Annual Meeting for each share of the company’s common stock that you owned of record at the close of business on March 15, 2005. As of March 1, 2005, the company had issued and outstanding 128,678,345 shares of common stock. Information regarding the holdings of the company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 7.

      A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the company, located at One Village Center Drive, Van Buren Township, Michigan 48111, for ten days before the meeting.

Required Vote to Approve the Proposals

      The company’s By-Laws require that a majority of the company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for a quorum which is needed to transact any business.

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Proposals. For each proposal other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      If you hold your shares in “street name” through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent auditors. On non-routine matters, such as the shareholder proposal, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

      The company will publish the voting results in its Form 10-Q for the second quarter of 2005, which we plan to file with the Securities and Exchange Commission on or prior to August 9, 2005. You will also find the results in the investor information section of the company’s website (www.visteon.com/investors).

Cost of Solicitation

      The company will pay for soliciting these proxies. The company’s directors, officers and employees may solicit proxies in person or by telephone, mail, e-mail, telecopy or letter. The company has also retained Georgeson Shareholder Communication, Inc. to assist it in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

      The Board of Directors consists of eleven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The first proposal on the agenda for the Annual Meeting will be electing three directors to serve as Class II directors for a three-year term beginning at this Annual Meeting and expiring at the 2008 Annual Meeting of Stockholders. The nominees receiving the greatest number of votes cast will be elected.

      We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees for Class II Directors Whose Terms Expire in 2005

      Marla C. Gottschalk is 44 years old, and she has been a director of the company since March 2003. Ms. Gottschalk has been the President and Chief Operating Officer of The Pampered Chef, Inc., a direct seller of kitchen tools and products, since December 2003. Prior to that she was the Senior Vice President, Financial Planning and Investor Relations for Kraft Foods, Inc. since February 2002, and before that she served as Executive Vice President and General Manager of Kraft’s Post Cereal Division, and Vice President, Marketing and Strategy for the Kraft Cheese Division.

      William H. Gray, III is 63 years old, and he has been a director of the company since June 2000. Mr. Gray has been the Chairman of the Amani Group, a consulting and advisory firm since August 2004. Prior to that, he was President and Chief Executive Officer of the United Negro College Fund from September 1991 to March 2004. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. He also serves as a director of J.P. Morgan Chase Corporation, Dell Computer Corporation, Pfizer, Inc., and Prudential Financial, Inc.

      James D. Thornton is 56 years old, and he has been a director of the company since September 2004. Mr. Thornton is the former Senior Executive Vice President and Director of Diversity, Recruitment and People Services for MBNA America Bank, N.A., a credit card lending company. Since joining MBNA in 1997, he has held various leadership positions including director of quality assurance and director of sports marketing, regional director — Mid-Atlantic Region. Mr. Thornton is chairman of the board of trustees at Talladega College in Talladega, Alabama.

      The Board of Directors Recommends that You Vote for the Election of Marla C. Gottschalk, William H. Gray, III, and James D. Thornton as Class II Directors.

Continuing Class III Directors Whose Terms Expire in 2006

      Peter J. Pestillo is 67 years old, and he has been the company’s Chairman of the Board since the company’s formation in January 2000. Mr. Pestillo also served as the company’s Chief Executive Officer until July 2004. Before June 30, 2000, Mr. Pestillo had been an employee of Ford Motor Company since 1980, serving most recently as Ford’s Vice Chairman and Chief of Staff and Executive Vice President, Corporate Relations. Mr. Pestillo is also a director of Sentry Insurance. Mr. Pestillo will retire and resign as Chairman of the Board effective as of May 31, 2005.

      Charles L. Schaffer is 59 years old, and he has been a director of the company since January 2001. Mr. Schaffer is the former Chief Operating Officer of United Parcel Service, Inc., a global provider of package delivery services.

      Thomas T. Stallkamp is 58 years old, and he has been a director of the company since April 2002. Mr. Stallkamp has been an Industrial Partner of Ripplewood Holding, LLC, a private equity firm, since July 2004. Mr. Stallkamp served as the non-executive Chairman of the Board of MSX International, Inc., a global provider of engineering and specialized staffing services, from December 2003 until June 2004, and from January 2000 until June 2004, he served as the Vice Chairman and Chief Executive Officer of MSX International, Inc. Prior to that, he served as Vice Chairman of DaimlerChrysler Corporation and President of Chrysler Corporation. Mr. Stallkamp is also a director of Baxter International Inc. and MSX International, Inc.

      Kenneth B. Woodrow is 60 years old, and he has been a director of the company since October 2004. Mr. Woodrow is the former Vice Chairman of Target Corporation, a retail sales company, a position he held from 1999 until his retirement in December 2000. Prior to that, he was the President of Target Stores since 1994. Mr. Woodrow is also a director of Delta Air Lines, Inc. and E-Z Gard Industries.

Continuing Class I Directors Whose Terms Expire in 2007

      Steven K. Hamp is 56 years old, and he has been a director of the company since January 2001. Mr. Hamp is the President of The Henry Ford, a non-profit organization sponsoring historic exhibits, located in Dearborn, Michigan.

      Patricia L. Higgins is 55 years old, and she has been a director of the company since September 2004. Ms. Higgins is the former President and CEO of Switch and Data, a leading neutral interconnection and collocation provider, a position she held from September 2000 to February 2004. Prior to that, she was chairman and CEO of The Research Board, a business unit of the Gartner Group, for which she also served as executive vice president since January 1999. Ms. Higgins also serves on the board of directors of Internap Network Services Corporation and SpectraSite Inc.

      Michael F. Johnston is 57 years old, and he has been the President and Chief Executive Officer of the company since July 2004, and a director of the company since May 2002. Prior to that, he was President and Chief Operating Officer since joining the company in September 2000. Before that, Mr. Johnston served as the President, e-business for Johnson Controls, Inc., and previously President-North America and Asia of Johnson Control’s Automotive Systems Group, and as President of its automotive interior systems and battery operations. Mr. Johnston also serves as a director of Flowserve Corporation and Whirlpool Corporation.

      Karl J. Krapek is 56 years old, and he has been a director of the company since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he served as President of United Technologies’ Pratt and Whitney division since 1992. Mr. Krapek also serves as a director of Delta Airlines, Inc., Lucent Technologies Inc., Prudential Financial, Inc. and The Connecticut Bank and Trust Company.

CORPORATE GOVERNANCE

Meetings

      During 2004, the Board of Directors held eleven regularly scheduled and special meetings and took action by written consent six times in lieu of additional meetings. All of the directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2004. Under the company’s Corporate Governance Guidelines, directors are expected to attend all scheduled Board and committee meetings as well as the company’s Annual Meeting of Stockholders. All of the directors attended the 2004 Annual Meeting of Stockholders.

      Pursuant to the Corporate Governance Guidelines, the non-employee directors meet without management at every other regularly scheduled Board meeting, and the independent directors meet without management at least once per year. The presiding director at these meetings is rotated among the committee chairpersons.

Director Independence

      The Board undertook its annual review of director independence in March 2005. During this review, the Board adopted revised independence guidelines (attached as Appendix A), and considered transactions and relationships between each director and any member of his or her immediate family and the company and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent.

      As a result of this review, the Board affirmatively determined that all of the directors are independent of the company and its management under the independence guidelines adopted by the Board with the exception of Messrs. Pestillo and Johnston, who are considered inside directors because of their employment as senior executives of the company; and Mr. Hamp because his brother-in-law is employed in an executive capacity by a company that exceeds the 2% business revenue threshold.

Committees

      The Board has established four standing committees. The principal functions of each committee are briefly described on the following pages. The charters of these committees are available on the company’s website (www.visteon.com/investors), and paper copies are available upon request to the Company Secretary.

      The Board of Directors has a standing Audit Committee, currently consisting of Charles L. Schaffer (Chairman), Marla C. Gottschalk, Karl J. Krapek and Kenneth B. Woodrow, all of whom are considered independent under the rules of the New York Stock Exchange, SEC regulations and the independence guidelines adopted by the Board. Each of the current members of the Audit Committee is qualified as a financial expert within the meaning of applicable SEC regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. During 2004, the Audit Committee held eleven regularly scheduled and special meetings. The duties of the Audit Committee are generally:

•	to appoint and evaluate the independent auditor;

•	to approve all audit and non-audit engagement fees and terms;

•	to review the activities and the reports of the company’s independent auditors;

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements;

•	to review and monitor compliance procedures; and

•	to report the results of its review to the Board.

      The Audit Committee Report can be found beginning on page 26 and the Audit Committee Charter is attached as Appendix B.

      The Board also has a standing Organization and Compensation Committee, consisting of Karl J. Krapek (Chairman), William H. Gray, III, Patricia L. Higgins, Charles L. Schaffer and James D. Thornton, all of whom are considered independent under the rules of the New York Stock Exchange and the independence guidelines adopted by the Board. During 2004, the Organization and Compensation Committee held eight regularly scheduled and special meetings. The duties of the Organization and Compensation Committee are generally:

•	to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation;

•	to review and approve executive compensation and incentive plans;

•	to approve the payment of cash performance bonuses and the granting of stock based awards to the company’s employees, including officers; and

•	to review and recommend management development and succession planning.

      The Organization and Compensation Committee Report can be found beginning on page 21.

      The Board also has a standing Corporate Governance and Nominating Committee, consisting of William H. Gray, III (Chairman), Marla C. Gottschalk, Karl J. Krapek, Thomas T. Stallkamp and Kenneth B. Woodrow, all of whom are considered independent under the rules of the New York Stock Exchange and the independence guidelines adopted by the Board. During 2004, the Corporate Governance and Nominating Committee held six regularly scheduled and special meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to develop corporate governance principles and monitor compliance therewith;

•	to review the performance of the Board as a whole;

•	to review and recommend to the Board compensation for outside directors;

•	to develop criteria for Board membership; and

•	to identify, review and recommend director candidates.

      The Board also has a standing Corporate Responsibility Committee, consisting of Steven K. Hamp (Chairman), Patricia L. Higgins and James D. Thornton. During 2004, the Corporate Responsibility Committee held one regularly scheduled meeting. The duties of the Corporate Responsibility Committee are generally:

•	to review and monitor the worldwide performance of the company as it affects the environment, employees, communities and customers; and

•	to develop recommendations to management to assist it in formulating and adopting policies, programs, practices and strategies concerning corporate citizenship and public policy matters.

Director Nomination Process

      The Corporate Governance and Nominating Committee assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election. Recommendations for election are based upon the nominee’s intelligence, judgment, foresight, personal character, experience and achievements, and diversity of background and expertise, as compared to the present make-up of the Board. The Corporate Governance and Nominating Committee has the authority to retain independent consultants to assist with director recruitment. During 2004, the Corporate Governance and Nominating Committee retained, at the expense of the company, a search firm to assist with identifying and assessing potential candidates.

      Each year, the Corporate Governance and Nominating Committee reviews all eligible director candidates, including incumbents. The Committee then decides, based upon the pool of eligible candidates and the number of vacancies to be filled, whom to recommend to the Board to be nominated for election that year. The full Board reviews the Committee’s recommendations and approves the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.

      The Corporate Governance and Nominating Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the Committee by submitting their suggestions in writing to the company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders (see page 30), and any such nomination will also be automatically submitted to the Corporate Governance and Nominating Committee for consideration. No individuals were proposed as director candidates for this Annual Meeting by any stockholder.

Director Compensation

      Directors who are not employees of the company receive directors’ fees of $40,000 per year plus an additional $10,000 per year for each committee on which they serve and $500 for each committee meeting they participate in. Beginning in 2004, Audit Committee members received $1,000 for each audit committee meeting they participated in. Non-employee directors may elect to defer their compensation under the Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. Amounts deferred into the unit account are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock. In addition, the company reimburses its directors for expenses, including travel, they incur in connection with attending board and committee meetings. Directors are also eligible to participate in the company’s Management Lease Car Program, which offers favorable lease rates and includes all maintenance and insurance costs.

      Annually, non-employee directors receive a grant of 3,000 shares of restricted common stock under the Restricted Stock Plan for Non-Employee Directors. The restrictions expire for one third of the shares each year following the year of grant. Non-employee directors also receive an annual award of stock units valued at $10,000 pursuant to the terms of the Non-Employee Director Stock Unit Plan.

      To further link director and stockholder interests, the company has established stock ownership guidelines for non-employee directors. Each non-employee director has a goal to own 15,000 shares of common stock within five years of their appointment as a director.

Stockholder Communications with the Board of Directors

      Stockholders interested in communicating directly with a committee chairperson or with the non-management directors as a group may do so as described on the company’s website (www.visteon.com/investors), or by writing to the chairperson or non-management directors c/o of the Company Secretary, One Village Center Drive, Van Buren Township, Michigan 48111.

STOCK OWNERSHIP

      The following contains information regarding the stock ownership of the nominees for election as directors, the directors continuing in office, the company’s executive officers and beneficial owners of more than five percent of the company’s voting securities.

      Ownership of the company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

      In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the company’s common stock outstanding on March 1, 2005 (128,678,345 shares).

Nominees, Continuing Directors and Executive Officers

      The following table contains stockholding information for the nominees for election as directors, the directors continuing in office and the company’s executive officers and stock units credited to their accounts under various compensation and benefit plans as of March 1, 2005.

	Common Stock
	Beneficially Owned

		Percent of	Stock
Name	Number(1)	Outstanding	Units(2)(3)

Marla C. Gottschalk	6,009	*	8,190
William H. Gray, III	3,292	*	13,676
Steven K. Hamp	5,000	*	42,054
Patricia L. Higgins	0	*	3,018
Michael F. Johnston	894,547	*	270,616
Karl J. Krapek	0	*	23,126
Peter J. Pestillo(4)	1,373,038	1.07	196,587
Charles L. Schaffer	0	*	44,917
Thomas T. Stallkamp	9,029	*	1,006
James D. Thornton	0	*	3,018
Kenneth B. Woodrow	0	*	4,747
James C. Orchard	311,275	*	37,630
James F. Palmer	100,000	*	147,600
Heinz Pfannschmidt	216,740	*	47,900
Stacy L. Fox	206,220	*	29,044
Anjan Chatterjee(5)	0	*	0
All Directors and Executive Officers as a Group (23 Persons)	3,745,917	2.91	1,046,812

*	less than 1%.

(1)	Includes shares of common stock which the following executive officers had a right to acquire ownership of pursuant to options granted by the company exercisable on or within 60 days after March 1, 2005: Mr. Pestillo (753,089 shares); Mr. Johnston (497,501 shares); Mr. Orchard (169,816 shares); Dr. Pfannschmidt (128,513 shares), and Ms. Fox (111,626 shares).

(2)	For non-employee directors the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors, and are payable following termination of board service.

(3)	For executive officers the amounts shown include Visteon stock units credited under the Visteon Investment Plan, the Visteon Savings Parity Plan and the Visteon Deferred Compensation Plan and are payable following termination of employment. Amounts shown also include restricted stock units awarded under the Visteon Corporation 2004 Incentive Plan, which vest after three years from award and will be settled in cash.

(4)	Mr. Pestillo has reported beneficial ownership of 7,837 shares of common stock owned by a family partnership.

(5)	The number of shares and share units reported for Mr. Chatterjee are reported as of September 1, 2004, the date of his resignation from the company.

Other Beneficial Owners

      The company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the company’s voting securities. The table is based upon reports on Schedules 13G filed with the Securities and Exchange Commission or other information believed to be reliable.

	Name and Address	Amount and Nature	Percent of
Title of Class	of Beneficial Owner	of Ownership	Class

Common Stock	Brandes Investment Partners, L.P. Brandes Investment Partners, Inc. Brandes Worldwide Holdings, L.P. Charles H. Brandes Glenn R. Carlson Jeffrey A. Busby 11988 El Camino Real, Suite 500 San Diego, CA 92130	11,183,474 shares held with shared voting power and 12,955,874 shares held with shared dispositive power	10.00%
Common Stock	Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	7,184,601 shares held with sole voting and sole dispositive power(1)	5.55%
Common Stock	Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	12,108,100 shares held with sole voting power and 12,951,100 with sole dispositive power	9.99%
Common Stock	PEA CAPITAL LLC 1345 Avenue of Americas, 49th Floor New York, NY 10105	8,376,500 shares held with sole voting and dispositive power(2)	6.50%
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,969,200 shares held with shared voting power and 8,999,000 shares held with shared dispositive power(3)	7.037%

(1)	Based on information contained in a Schedule 13G, dated February 9, 2005, filed by Dimensional Fund Advisors Inc., all of the shares reported are owned by certain investment companies, trusts and accounts for which it serves as investment advisor and/or manger.

(2)	Based on information contained in a Schedule 13G, dated February 10, 2005, filed by PEA CAPITAL LLC, the shares reported may be deemed to be beneficially owned as a result of its role as an investment advisor to its investment advisory clients or discretionary accounts.

(3)	Based on information contain in a Schedule 13G, dated February 14, 2005, filed by Wellington Management Company, LLC, all of the shares reported are owned of record by investment clients of the filer.

Section 16(a) Beneficial Ownership Reporting Compliance

      There were no late filings during 2004.

EXECUTIVE COMPENSATION

      This section provides summary information regarding the compensation of Michael F. Johnston, President and Chief Executive Officer; Peter J. Pestillo, Chairman and former Chief Executive Officer; James C. Orchard, Executive Vice President and President, North America; James F. Palmer, Executive Vice President and Chief Financial Officer; Dr. Heinz Pfannschmidt, Executive Vice President and President, Europe and South America; Stacy L. Fox, Senior Vice President, Corporate Transactions and Legal Affairs; and Anjan Chatterjee, former Senior Vice President, Business Strategy (the “Named Executives”).

Summary Compensation Table

      The following table summarizes compensation information for the Named Executives for each of our past three fiscal years.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

				Other Annual	Restricted	Securities	LTIP	All Other
		Salary	Bonus	Compensation	Stock Awards	Underlying	Payouts	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	Options/SARs	($)(4)	($)(5)

Michael F. Johnston	2004	991,467	0	261,557	2,380,090	213,500	509,414	15,858
President and	2003	856,866	0	142,408	1,050,192	316,800	209,000	19,563
Chief Executive Officer(6)	2002	791,667	400,000	182,021	1,934,281	138,644	111,400	12,937
Peter J. Pestillo	2004	1,220,467	0	206,302	1,883,970	420,400	937,969	32,294
Chairman of the Board and	2003	1,170,466	0	194,582	1,994,304	500,000	352,000	25,567
former Chief Executive Officer(6)	2002	1,083,333	550,000	222,760	1,812,504	255,282	187,500	1,600
James C. Orchard	2004	660,467	0	9,845	330,660	73,800	185,977	6,918
Executive Vice President and	2003	639,633	0	42,308	534,378	111,300	84,100	11,393
President, North America	2002	587,500	200,000	51,730	698,624	50,616	45,000	10,502
James F. Palmer	2004	416,882	245,000	23,790	2,735,980	180,000	0	16,912
Executive Vice President	2003	—	—	—	—	—	—	—
and Chief Financial Officer	2002	—	—	—	—	—	—	—
Dr. Heinz Pfannschmidt(7)	2004	680,948	0	100,949	504,010	61,600	161,966	4,008
Executive Vice President and	2003	583,749	0	81,025	267,189	80,600	72,661	3,607
President, Europe and South America	2002	472,951	150,000	70,559	414,984	29,780	32,568	2,950
Stacy L. Fox(8)	2004	506,300	0	25,006	232,650	51,900	126,626	4,448
Senior Vice President,	2003	479,266	0	20,026	250,614	75,500	57,500	5,272
Corporate Transactions and	2002	443,333	140,000	40,124	244,694	34,463	30,600	4,934
Legal Affairs
Anjan Chatterjee(9)	2004	386,967	0	23,975	261,360	58,400	0	505,800
Former Senior Vice President,	2003	224,653	178,750	28,916	146,750	45,000	0	150,601
Business Strategy	2002	—	—	—	—	—	—	—

(1)	The “Salary” column includes the amount of any vehicle allowance payments, which amounts may be used at the discretion of the recipient.

(2)	The “Other Annual Compensation” column includes the amount of various reportable perquisites and other personal benefits, including personal use of company aircraft in 2004 for Mr. Johnston ($175,102) and Mr. Pestillo ($114,741), leased car payments in 2004 for Dr. Pfannschmidt ($52,169), and other reimbursements made through executive, flexible perquisite accounts in 2004 for Mr. Orchard ($6,857), Mr. Palmer ($8,167), Dr. Pfannschmidt ($27,558), Ms. Fox ($17,413) and Mr. Chatterjee ($16,696). This column also includes tax payments made by the company in 2004 on behalf of each of Mr. Johnston ($25,146), Mr. Pestillo ($20,008), Mr. Orchard ($2,988), Mr. Palmer ($15,623), Ms. Fox ($7,594) and Mr. Chatterjee ($7,280). Although the company adopted and implemented an Executive Security Program in 2004, which, among other things, requires Messrs. Pestillo and Johnston to use the company’s aircraft for both business and personal travel, the amounts above reflect the company’s current methodology for estimating the incremental cost to the company for personal use of such aircraft. The amounts for 2003 and 2002 have been recalculated to reflect the company’s current methodology.

(3)	The shares and restricted stock units described in the “Restricted Stock Awards” column were granted under the Visteon Corporation 2004 Incentive Plan and are listed at the market value of our common stock at the time of the award. The restricted stock units for 2004 were awarded as part of the 2004-2006 long-term incentive program, and will be paid in cash on March 1, 2007. On July 1, 2004, the company also awarded 125,000 restricted stock units to Mr. Johnston and 20,000 restricted stock units to Dr. Pfannschmidt, which will be paid in cash on July 1, 2007. On June 2, 2004, the company also awarded 100,000 shares of restricted stock and 100,000 restricted stock units to Mr. Palmer pursuant to his employments memorandum discussed below. As of December 31, 2004, Mr. Pestillo owned 885,667 shares of restricted stock and restricted stock units valued at $8,652,967; Mr. Johnston owned 672,541 shares of restricted stock and restricted stock units valued at $6,570,726; Mr. Palmer owned 247,600 shares of restricted stock and restricted stock units valued at $2,419,052; Mr. Orchard owned 195,483 shares of restricted stock and restricted stock units valued at $1,909,869; Dr. Pfannschmidt owned 143,781 shares of restricted stock and restricted stock units valued at $1,404,740; and Ms. Fox owned 122,332 shares of restricted stock and restricted stock units valued at $1,195,184. For this valuation, each share of restricted stock and restricted stock unit was valued at $9.77, the closing price of our common stock on December 31, 2004 as reported on the New York Stock Exchange. Holders of restricted stock and restricted stock units received the same cash dividends, or dividend equivalents, as other stockholders owning common stock.

(4)	The “LTIP Payouts” column is comprised of those payments made to the Named Executives under the 2002-2004 long-term incentive program as a result of having achieved the qualitative (but not quantitative) benchmarks under the company’s long-term incentive plan, discussed further below in the report of the Organization and Compensation Committee.

(5)	The “All Other Compensation” column includes the taxable cost of medical, dental and life insurance benefits. For 2004, this column also includes payments of $15,961 to Mr. Palmer pursuant to the company’s executive relocation program, the payment of $1,000 to Mr. Johnston pursuant to the company’s “One Grand Plan” vehicle purchase program relating to his purchase of a vehicle produced by Ford Motor Company, and the payment of $500,000 to Mr. Chatterjee upon his resignation pursuant to a separation and release agreement described below.

(6)	Mr. Johnston was appointed Chief Executive Officer in July 2004. Mr. Pestillo will retire as of May 31, 2005.

(7)	Dr. Pfannschmidt’s dollar amounts have been converted from amounts which were paid in a non-U.S. dollar denominated currency.

(8)	Ms. Fox has agreed to resign effective as of March 31, 2005. See “Employment and Other Agreements” below.

(9)	Mr. Chatterjee resigned effective as of September 1, 2004. All restricted stock, stock option and restricted stock unit awards were canceled upon his resignation.

Stock Options

      The Visteon Corporation 2004 Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other rights relating to our common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the exercise price of the option. Options which are “in the money” on a given date can be “out of the money” if stock prices change on a subsequent date. We therefore believe that placing a current value on outstanding options is highly speculative and may not represent any benefit realized by the option holder.

      The following table gives more information regarding stock options granted to each of the Named Executives in 2004.

Option/ SAR Grants in Last Fiscal Year(1)

	Individual Grants

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or			Grant Date
	Option/SARs	Employees in	Base Price	Expiration		Present
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date		Value $(3)

Michael F. Johnston	213,500	6.3	9.90	5/11/2009		956,480
Peter J. Pestillo	420,400	12.3	9.90	5/11/2009		1,883,392
Dr. Heinz Pfannschmidt	61,600	1.8	9.90	5/11/2009		275,968
James F. Palmer	180,000	5.3	11.05	6/01/2009		900,000
James C. Orchard	73,800	2.2	9.90	5/11/2009		330,624
Stacy L. Fox	51,900	1.5	9.90	5/11/2009		232,512
Anjan Chatterjee	58,400	—	9.90	—	(4)	—

(1)	All stock options are for shares of common stock of the company. No SARs were issued to the Named Executives during the last fiscal year. In general, 33 1/3% of a stock option grant can be exercised one year after the grant date, 66 2/3% after two years, and 100% after three years. Any unexercised options expire after five years. If an option holder retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination. Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred.

(2)	The exercise price of the stock options granted is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant.

(3)	The Grant Date Present Value was determined using the Black-Scholes methodology and the following weighted average assumptions:

(i)	risk free interest rate of 4.50%;

(ii)	option life equals 10 years;

(iii)	volatility of 50.53%;

(iv)	risk of forfeiture of 3.00%; and

(v)	dividend yield of 2.50%.

The ultimate value of the options, if any, will depend on the future value of the common stock and the optionee’s investment decisions, neither of which can be accurately predicted.

(4)	Mr. Chatterjee’s grants were cancelled upon his resignation effective September 1, 2004.

     The following table provides information concerning the number of securities underlying unexercised stock options, as well as the value of certain unexercised stock options (using the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2004, less the applicable exercise price or prices), held by each of the Named Executives as of December 31, 2004.

Aggregated Option/ SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/ SAR Values(1)

				Value of Unexercised
			Number of Securities	In-The-Money
			Underlying Unexercised	Options/SARs at
	Shares Acquired	Value	Options/SARs at FY-End(#)	FY-End ($)
Name	On Exercise(#)(1)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Michael F. Johnston	0	0	345,686/470,915	331,584/663,168
Peter J. Pestillo	0	0	501,328/838,828	523,331/1,046,669
James C. Orchard	0	0	115,844/164,872	116,494/232,988
James F. Palmer	0	0	0/180,000	0/0
Dr. Heinz Pfannschmidt	0	0	91,719/125,261	84,359/168,725
Stacy L. Fox	0	0	74,971/113,722	79,021/158,049
Anjan Chatterjee	0	0	0/0	0/0

(1)	No stock options were exercised during 2004. No SARs held by any Named Executive were outstanding as of December 31, 2004.

Long-Term Incentive Plan Awards in Last Fiscal Year

      In 2004, each of the Named Executives received a performance cash award pursuant to the Visteon Corporation 2004 Incentive Plan. Performance cash awards represent the opportunity to receive a cash bonus at the end of the 2004-2006 performance cycle depending on Visteon’s achievement of target performance goals with respect to return on assets and quality ratings. If less than the target performance goals are achieved, a cash award will be payable only if either approximately 25% of the return on assets goal is achieved or approximately 80% of the quality ratings goal is achieved. In the table below, the “Threshold” amounts assume that both minimum performance goals have been achieved. Participants may also receive cash payments in excess of the target amounts if the performance goals are exceeded. In the table below, the “Maximum” amounts assume that 200% of the return on assets goal is achieved and 120% of the quality ratings goal is achieved. The plan limits the amount payable in respect of performance cash awards to any Named Executive during any calendar year to $10 million.

2004 — 2006 Performance Cycle

			Estimated Future Payouts Under
		Performance or	Non-Stock Price-Based Plans
		Other Period
	Target Award	Until Maturation	Threshold	Target	Maximum
Name	($)	or Payout	($)	($)	($)

Michael F. Johnston	1,912,500	2004-2006	741,094	1,912,500	3,442,500
Peter J. Pestillo	3,766,250	2004-2006	1,459,422	3,766,250	6,779,250
James C. Orchard	661,124	2004-2006	256,186	661,124	1,190,023
James F. Palmer	1,050,000	2004-2006	406,875	1,050,000	1,890,000
Dr. Heinz Pfannschmidt(1)	437,750	2004-2006	169,628	437,750	787,950
Stacy L. Fox(2)	465,000	2004-2006	—	—	—
Anjan Chatterjee(3)	0	2004-2006	0	0	0

(1)	Currency conversion for non-USD denominated salary based on February 9, 2005 currency exchange rate.

(2)	Ms. Fox’s award opportunity was terminated pursuant to her resignation agreement, described below under “Agreements with Ms. Fox”.

(3)	Mr. Chatterjee’s award was cancelled upon his resignation effective September 1, 2004.

Deferred Compensation Plan

      U.S. based executive officers are eligible to defer up to 50% of their base salary and up to 100% of bonuses under the Visteon Deferred Compensation Plan. Amounts deferred into the Visteon stock fund of the plan are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock. Amounts deferred under the plan are generally payable in a year specified by the employee at the time of deferral or, if earlier, following termination of employment.

Retirement Benefits

Pension Plans

      The company maintains the Visteon Corporation Pension Plan (the “VPP”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). It covers primarily salaried employees of the company not covered by another pension plan. The non-contributory feature of the VPP automatically covers all eligible employees. The non-contributory feature of the VPP provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate times years of employment. The highest flat rate in effect on December 31, 2004 is $47.45. Participants who satisfy the requirements for early retirement, age 55 with 10 years of service or 30 years of service, are eligible for an additional, temporary monthly benefit payable until age 62. Following three months of employment, a participant may elect to be covered by the contributory feature of the plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months that an employee contributes. The Social Security Breakpoint is equal to 150% of the average of the Social Security Wage Base for the last 35 years including the current plan year. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Salaried employees hired on or after January 1, 2002 participate in the VPP BalancePlus Program. The monthly benefit payable from the BalancePlus Program is based on the greater of the Cash Balance benefit or the Pension Equity benefit. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The Pension Equity benefit is based on a hypothetical account at age 65 equal to 12.5% of Final Average Monthly Salary times years of service. The monthly benefit payable from the BalancePlus Program is reduced for early commencement if payment begins before age 65. Since the VPP is a qualified plan, it is subject to the rules of the Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of Salary that may be recognized in computing plan benefits. In 2004, the maximum annual salary the plan may recognize is $205,000.

      Visteon also has implemented the Pension Parity Plan (“PPP”), an unfunded, non-qualified pension plan. The PPP restores any benefits lost due to the limitations on benefits and compensation imposed by the Code.

Table 1-A

Projected Total Annual Retirement Benefits
From the Visteon Corporation Pension Plan
and the Pension Parity Plan
(Salaried Employees Hired Prior to January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

100,000	24,300	32,400	40,600	48,700	56,800
200,000	52,700	70,300	88,000	105,600	123,200
300,000	81,100	108,200	135,400	162,500	189,600
400,000	109,500	146,100	182,800	219,400	256,000
500,000	137,900	184,000	230,200	276,300	322,400
600,000	166,300	221,900	277,600	333,200	388,800
700,000	194,700	259,800	325,000	390,100	455,200
800,000	223,100	297,700	372,400	447,000	521,600
900,000	251,500	335,600	419,800	503,900	588,000
1,000,000	279,900	373,500	467,200	560,800	654,400
1,100,000	308,300	411,400	514,600	617,700	720,800
1,200,000	336,700	449,300	562,000	674,600	787,200
1,300,000	365,100	487,200	609,400	731,500	853,600
1,400,000	393,500	525,100	656,800	788,400	920,000
1,500,000	421,900	563,000	704,200	845,300	986,400

Table 1-B

Projected Total Annual Retirement Benefits
From the Visteon Corporation Pension Plan BalancePlus Program
and the Pension Parity Plan
(Salaried Employees Hired on or After January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

100,000	17,300	23,000	28,800	34,500	40,300
200,000	34,500	46,000	57,500	69,000	80,500
300,000	51,800	69,000	86,300	103,500	120,800
400,000	69,000	92,000	115,000	138,000	161,100
500,000	86,300	115,000	143,800	172,600	201,300
600,000	103,500	138,000	172,600	207,100	241,600
700,000	120,800	161,100	201,300	241,600	281,900
800,000	138,000	184,100	230,100	276,100	322,100
900,000	155,300	207,100	258,800	310,600	362,400
1,000,000	172,600	230,100	287,600	345,100	402,600
1,100,000	189,800	253,100	316,400	379,600	442,900
1,200,000	207,100	276,100	345,100	414,100	483,200
1,300,000	224,300	299,100	373,900	448,700	523,400
1,400,000	241,600	322,100	402,600	483,200	563,700
1,500,000	258,800	345,100	431,400	517,700	604,000

      Visteon provides a non-qualified, unfunded pension benefit under the Supplemental Executive Retirement Plan (“SERP”) to certain eligible executives. For eligible executives hired prior to January 1, 2002, the SERP provides an additional monthly benefit, in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. For eligible executives hired on or after January 1, 2002, the additional monthly benefit is based upon a hypothetical account balance that is in excess of the amount calculated under the VPP BalancePlus Program and the Pension Parity Plan. The account balance from the SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Code compensation limit; 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts; and 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. The additional monthly benefit is payable in the same form as paid under the BalancePlus Program.

      Visteon provides a non-qualified, unfunded temporary pension from the Executive Separation Allowance Plan (“ESAP”) to eligible executives who separate employment under certain circumstances. For eligible executives hired prior to January 1, 2002, the ESAP provides a temporary monthly benefit, payable to age 65, equal to the participant’s highest base salary times a percentage, not to exceed 60% equal to the sum of i) 15%, ii) 6% for each year that such participant’s age at separation exceeds 55 (not to exceed 30%), and iii) 1% for each year of service in excess of 15. This amount is offset by any payments paid or payable from any other private retirement plan of the company other than the SERP. Executives hired on or after January 1, 2002, or who were promoted to the level of an eligible executive after June 30, 2004, are not eligible to participate in the ESAP.

Table 2-A

Projected Total Annual Retirement Benefits
From the Supplemental Executive Retirement Plan
(Salaried Employees Hired Prior to January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

100,000	3,000	4,000	5,000	6,000	7,000
200,000	6,000	8,000	10,000	12,000	14,000
300,000	18,000	24,000	30,000	36,000	42,000
400,000	24,000	32,000	40,000	48,000	56,000
500,000	52,500	70,000	87,500	105,000	122,500
600,000	63,000	84,000	105,000	126,000	147,000
700,000	78,800	105,000	131,300	157,500	183,800
800,000	96,000	128,000	160,000	192,000	224,000
900,000	121,500	162,000	202,500	243,000	283,500
1,000,000	135,000	180,000	225,000	270,000	315,000
1,100,000	148,500	198,000	247,500	297,000	346,500
1,200,000	162,000	216,000	270,000	324,000	378,000
1,300,000	175,500	234,000	292,500	351,000	409,500
1,400,000	189,000	252,000	315,000	378,000	441,000
1,500,000	202,500	270,000	337,500	405,000	472,500

Table 2-B

Projected Total Annual Retirement Benefits
From the Supplemental Executive Retirement Plan
(Salaried Employees Hired on or After January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

100,000	11,700	15,700	19,500	23,500	27,300
200,000	23,500	31,300	39,100	47,000	54,800
300,000	35,200	47,000	58,700	70,400	82,100
400,000	47,000	62,600	78,300	93,900	109,500
500,000	58,700	78,300	97,800	117,300	136,900
600,000	70,400	93,900	117,300	140,800	164,300
700,000	82,100	109,500	136,900	164,300	191,600
800,000	93,900	125,100	156,400	187,700	219,100
900,000	105,600	140,800	176,100	211,200	246,400
1,000,000	117,300	156,400	195,600	234,700	273,800
1,100,000	129,100	172,100	215,100	258,200	301,200
1,200,000	140,800	187,700	234,700	281,700	328,500
1,300,000	152,600	203,400	254,200	305,000	356,000
1,400,000	164,300	219,100	273,800	328,500	383,300
1,500,000	176,100	234,700	293,400	352,000	410,700

Assumed Annual Incentive: 40% of Remuneration

Table 3

Projected Total Annual Retirement Benefits
From the Executive Separation Allowance Plan
Assuming Benefits Commence at Age 55

	Years of Service

Remuneration	15	20	25	30	35

200,000	30,000	40,000	50,000	60,000	70,000
300,000	45,000	60,000	75,000	90,000	105,000
400,000	60,000	80,000	100,000	120,000	140,000
500,000	75,000	100,000	125,000	150,000	175,000
600,000	90,000	120,000	150,000	180,000	210,000
700,000	105,000	140,000	175,000	210,000	245,000
800,000	120,000	160,000	200,000	240,000	280,000
900,000	135,000	180,000	225,000	270,000	315,000
1,000,000	150,000	200,000	250,000	300,000	350,000
1,100,000	165,000	220,000	275,000	330,000	385,000
1,200,000	180,000	240,000	300,000	360,000	420,000
1,300,000	195,000	260,000	325,000	390,000	455,000
1,400,000	210,000	280,000	350,000	420,000	490,000
1,500,000	225,000	300,000	375,000	450,000	525,000

      The table below shows the years of credited service earned by the Named executives under the Visteon retirement plans as of December 31, 2004:

	Credited Service (years)

Michael F. Johnston	4.4	*
Peter J. Pestillo	4.3
James Orchard	3.5
James F. Palmer	0.582	**
Stacy L. Fox	5.0
Anjan Chatterjee	N/A

*	Michael F. Johnston will also receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service credited under the terms of the VPP as shown above.

**	James F. Palmer will also receive additional retirement benefits from the SERP determined by crediting an additional year of service for each year of service credited up to a maximum of 5 additional years under the terms of the VPP as shown above.

     Visteon Holdings GmbH, an indirect, wholly owned subsidiary of the company, has agreed to provide Dr. Pfannschmidt with a pension payable as a 60% joint and survivor annuity commencing at age 65 equal to 0.5% of final five year average annual base compensation up to the Final Average Social Security Contribution Ceiling (“SSCC”), plus 1.5% of final five year average annual base compensation in excess of SSCC times years of pensionable service. Early retirement benefits are payable commencing after age 55, reduced by 4.8% for every year before age 62. In the event of disability, the pension would be calculated by projecting service to age 65, and applying the early retirement reduction factors. In addition to the 60% survivor annuity, ancillary orphan’s benefits are also provided. As of December 31, 2004, Dr. Pfannschmidt had earned 3.167 years of pensionable service.

Table 4

Projected Annual Retirement Benefits
for Dr. Heinz Pfannschmidt

	Years of Service

Remuneration	5	10	15	20	25

125,000	6,300	12,500	18,800	25,000	31,300
150,000	8,100	16,300	24,400	32,500	40,700
175,000	10,000	20,000	30,000	40,000	50,000
200,000	11,900	23,800	35,600	47,500	59,400
225,000	13,800	27,500	41,300	55,000	68,800
250,000	15,600	31,300	46,900	62,500	78,200
300,000	19,400	38,800	58,100	77,500	96,900
400,000	26,900	53,800	80,600	107,500	134,400
450,000	30,600	61,300	91,900	122,500	153,200
500,000	34,400	68,800	103,100	137,500	171,900
550,000	38,100	76,300	114,400	152,500	190,700
600,000	41,900	83,800	125,600	167,500	209,400

Executive Retiree Health Care Plan

      In December 2004, the company entered into agreements with Messrs. Johnston, Palmer and Orchard to provide an executive retiree health care benefit upon their retirement from the company. Pursuant to the program, designated executives will be entitled to retiree health care benefits after completing 5 years of service with the company that are similar to those available to the company’s employees who are eligible under the Visteon Retiree Medical Plan.

Savings Plans

      The Named Executives, as well as most U.S. salaried employees, are entitled to participate in the Visteon Investment Plan (“VIP”), Visteon’s 401(k) investment and savings plan. Named Executives, as well as other U.S. salaried employees, also may participate in the Visteon Savings Parity Plan (“VSPP”), pursuant to which Visteon provides benefits substantially equal to benefits that could not be provided under the VIP because of limitations under the Code.

Executive Severance Plan

      In 2005, the company adopted the Visteon Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for severance benefits to certain officers elected by the Board of Directors and senior management employees of the company whose employment is subsequently involuntarily terminated, subject to certain exceptions. These severance benefits include a cash payment equal to one year of base salary, the reimbursement of medical coverage premiums under COBRA for one year following termination, the payment of the unexpended value of his or her flexible perquisites account, the provision of outplacement services for up to six months, the pro ration of restricted stock and restricted stock unit awards granted more than 180 days prior to date of termination, and the continued exercisability of vested stock options for up to one year following termination. If the eligible executive does not execute an acceptable release and waiver of claims, such executive will be entitled to the foregoing severance benefits except that the cash payment will be reduced to an amount equal to four weeks of base salary, and such executive will not receive the remaining value of his or her flexible perquisites account nor be entitled to outplacement services.

Employment and Other Agreements

      Agreement with Mr. Johnston. In 2000, the company entered into an employment agreement with Michael F. Johnston that provides terms of employment, compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, non-competition and confidentiality, and “change in control” provisions. Mr. Johnston’s agreement expires on September 15, 2005. Thereafter, his agreement will be extended automatically each year unless, not later than ninety days prior to each such date, the company or Mr. Johnston shall have given notice not to extend the term. The agreement also may be terminated under certain specified circumstances including the termination by either party upon 90 days notice.

      Agreement with Mr. Palmer. The company has entered into an “at will” employment memorandum dated as of December 7, 2004 with Mr. Palmer. The memorandum provides for his employment as Executive Vice President and Chief Financial Officer. He received an initial annual base salary for 2004 of $700,000 and a sign-on bonus of $245,000, payable in April 2005, an award of options to purchase 75,000 shares of the company’s common stock, which shall vest annually over three years in equal installments, an award of 100,000 restricted stock units, which shall vest in four equal parts upon the 2nd, 3rd 4th and 5th anniversaries, and an award of 100,000 shares of restricted stock, which shall vest after five years, each in accordance with the Visteon Corporation 2004 Incentive Plan. Mr. Palmer is also entitled to participate in the registrant’s annual incentive cash bonus program, with a guaranteed payment for fiscal 2004 of 35% of his annual base salary, and long-term incentive program, each as administered under the 2004 Incentive Plan, and he will generally receive health and welfare and other benefits consistent with the position. The memorandum also provides that Mr. Palmer will be entitled to a severance payment of at least twelve months of his base salary if his employment with the registrant is terminated without cause prior to the first anniversary of his hire date. The memorandum also provides that Mr. Palmer will be credited with two years of service for every year of actual service with Visteon under the SERP.

      Agreement with Dr. Pfannschmidt. A wholly owned subsidiary of the company has entered into a service agreement with Dr. Heinz Pfannschmidt that provides terms of his appointment, compensation, incentive plan compensation, benefits and perquisites, employment termination, non-competition and confidentiality. Dr. Pfannschmidt’s agreement is subject to termination by either party upon at least 24 months notice. In the event of the termination of the agreement, Dr. Pfannschmidt is entitled to amounts that would have otherwise been payable under the agreement over the 24 month period following notice of termination, either in a lump sum or in installments.

      Change in Control Agreements. The company has entered into Change in Control agreements with each of Messrs. Pestillo, Johnston, Palmer and Orchard, as well as certain other officers, that specify two triggering events: (i) a change in control and (ii) within three years (executive officers) or two years (certain other officers) after the change in control one of the following events occurs: participant’s employment is terminated without cause; a negative material change in made in participant’s duties and responsibilities; participant’s compensation or benefits are decreased and such decrease is unrelated to company performance; participant is required to materially relocate his or her residence or principal office location against his or her will; or the participant is not offered a comparable position with the successor entity. Each of the executive officers and certain other officers also has 30 days at the end of the first year after a change in control to terminate his or her employment for any reason and still receive the benefits under the agreement.

      Each participant is entitled to the following benefits upon occurrence of the triggering events: base salary, pro-rated annual bonus and any accrued vacation pay through date of termination; a severance payment in the amount of three times (executive officers) or one and one-half times (certain other officers) base salary plus target bonus; all unvested options and restricted stock will vest and become immediately exercisable, all awards under the Visteon Corporation 2004 Incentive Plan become payable immediately on a pro-rated basis; any compensation previously deferred, together with accrued interest or earnings, will be distributed as a lump sum payout; participant’s Supplemental Executive Retirement Program benefits will be funded through a trust or other mechanism which is protected from the persons controlling the company after the occurrence of the change in control; and health, dental and life insurance will remain in force over the cash severance benefit period. Change in control payments for executive officers will be grossed up for the payment, if any, of additional federal taxes (Code Section 280(G) “Excess Parachute Payment”). Other officers will not be grossed up; however, any officer whose contractual entitlements would be greater if such entitlements were to reduce the officer’s safe harbor level under the golden parachute excise tax provisions of the Code (thereby avoiding the imposition of the excise tax), will have his or her payment so reduced. An officer in this group whose contractual entitlements after payment of applicable excise taxes would be greater than his or her safe harbor amount would not incur such a reduction.

      Agreement with Mr. Chatterjee. In connection with his resignation effective as of September 1, 2004, the company and Mr. Chatterjee entered into a separation and release agreement. Pursuant to this agreement, the company made a lump sum payment of $500,000 to Mr. Chatterjee. Also, all of Mr. Chatterjee’s unvested restricted stock, stock options and performance cash rights were cancelled as of the date of his resignation.

      Agreements with Ms. Fox. In addition, on March 10, 2005, the company entered into a Resignation Agreement (the “Resignation Agreement”) and Consulting Agreement (the “Consulting Agreement”) with Ms. Fox. The Resignation Agreement provides for the terms of Ms. Fox’s resignation from regular employment with Visteon and its affiliates effective as of March 31, 2005. Pursuant to the Resignation Agreement, the company will pay Ms. Fox a severance payment of $1.36 million and accelerate the vesting date relating to 43,000 shares of restricted stock previously awarded to Ms. Fox under the Incentive Plan. The foregoing payment and acceleration are in lieu of any other incentive compensation amounts or bonus previously awarded to Ms. Fox that have not been paid. Ms. Fox also agreed to release any claims she may have against the company or its affiliates and agents, continue to maintain the confidentiality of the company’s information and refrain from soliciting or hiring employees of Visteon or its subsidiaries.

      Pursuant to the Consulting Agreement, Ms. Fox has agreed to provide consulting services and other assistance as may be required or requested by the company’s executives, attorneys and/or other representatives, up to a maximum of 160 hours per month. Ms. Fox will receive a retainer of $40,000 per month (which will be reduced by amounts Ms. Fox earns from other employment during the term of the agreement), as well as reimbursement for travel and business expenses reasonably incurred. The term of the agreement commences on April 1, 2005 and continues until December 31, 2005, except that the agreement may be terminated by Ms. Fox at any time upon at least 15 days’ notice (including upon the commencement of certain other full-time positions), or by the company for cause (as defined in the Consulting Agreement).

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

WITH RESPECT TO EXECUTIVE COMPENSATION REPORTED
FOR THE LAST COMPLETED FISCAL YEAR

      The Organization and Compensation Committee of the Board of Directors oversees the company’s programs for compensating executive officers and other key management employees, including the administration of the company’s equity-based compensation plans, and approves the salaries and other incentive awards to executive officers. During 2004, the Committee held eight regularly scheduled and special meetings. As described above, the Committee operates under a written charter and is composed entirely of independent directors (consistent with the listing standards of the New York Stock Exchange).

Compensation Policies and Objectives

      The Committee believes that Visteon’s executive compensation program supports the company’s strategic objectives and provides strong alignment of the interests of its executives with these objectives as well as the creation of stockholder value. Visteon’s executive compensation programs are designed to accomplish the following key goals.

•	Pay for Performance. A major portion of Visteon’s compensation program is comprised of performance-based pay elements. The performance measures used in compensating executive officers are aligned with Visteon’s key business objectives, which include improved profit before taxes, return on assets and product quality.

•	Competitiveness. Visteon’s compensation program is targeted to deliver compensation at the median of the competitive market when performance is at expected levels, which is considered essential in order to retain a strong executive team and allow the company to attract talent to the organization.

•	Alignment with Stockholder Value. The compensation of executive officers is comprised of significant long-term performance and equity-based elements. The equity-based awards have been structured to have minimal stockholder dilution through the use of treasury stock and cash-settled restricted stock units. In addition, the company maintains stock ownership goals for its officers as described below.

Components of Executive Officer Compensation for Fiscal 2004

      In 2004, the executive officers’ compensation was composed of a base salary, an annual incentive compensation opportunity, long-term incentive award opportunities, certain retention awards, employee benefits and other perquisites. Visteon’s compensation program is targeted to deliver compensation at the median of the competitive market when performance is at expected levels. In 2004, the Committee retained Pearl Meyer & Partners, an independent executive compensation consultant, to review the competitiveness of the compensation program for senior executives. Pearl Meyer & Partners concluded each component (base salary, annual incentives and long-term incentives) was generally aligned with the broad peer group. In addition to their base salary, most executive officers receive a cash vehicle allowance, which may be used at the discretion of the recipient.

Base Salaries

      For each executive officer, base salary compensation was reviewed in relation to job responsibilities, skills, experience and competitive industry practice, taking into consideration Visteon’s organization structure, internal relationships and other factors. The competitive compensation assessment was based on executive positions in other comparably sized auto supply, technology and general industry companies. The company uses several executive compensation surveys, conducted by leading independent consulting firms, rather than a specific list of comparator companies. These compensation surveys include many of the companies in the Peer Group Index (see “Stock Performance Graph” on page 25), subject to their participation.

Annual Incentive Compensation

      The annual incentive award for fiscal 2004 consisted of a performance-based cash bonus opportunity. The measure for determining annual incentive awards was corporate performance measured as profit before taxes. Individual awards can be modified up or down by specified individual goals in the areas of business results, leadership behavior and development of people. However, for fiscal 2004, the company did not meet the threshold performance requirements necessary for annual incentive awards to be paid, and consequently no such awards were paid.

Long-Term Incentive Compensation

      Long-term incentive awards include a performance-based cash bonus opportunity, stock options and performance-based restricted stock awards. For the 2002-2004 performance period under the long-term incentive program, the company did not achieve the financial objective relating to return on assets necessary for that portion of the long-term award to be paid. The company achieved the product quality objective of the program and, accordingly, paid approximately 25% of the cash award opportunity and released the restrictions on approximately 25% of the shares of restricted stock originally issued in 2002.

      During 2004, the company made awards relating to the 2004-2006 long-term incentive opportunity, which consisted of stock options, restricted stock units and performance-based cash awards. The stock options vest ratably over the three year period The earning of cash awards is dependent on attainment of specified goals for return on assets, weighted at 75% of the total opportunity, and product quality ratings, weighted at 25% of the total opportunity, in 2006, the final year of the performance period. The restricted stock units will be paid in cash upon vesting after three years based on the fair market value of Visteon’s common stock at the end of the three year period. Holders of restricted stock receive dividend equivalents in cash.

      In May of 2004, the company, with the approval of its stockholders, amended and restated the Visteon Corporation 2004 Incentive Plan (the “Incentive Plan”) to, among other things, increase the number of shares available for award pursuant to such plan.

Special Retention Awards

      2004 was a challenging year for the company, as it was for other auto supply companies. Despite progress in diversifying its commercial reliance on Ford Motor Company, Visteon’s performance remains highly dependent on Ford’s production volumes. There were no annual or long-term incentive payouts for 2004 relating to financial performance measures. The Committee, however, believes the loss of critical employees could jeopardize the company’s ability to restore profitability and achieve long term objectives. Therefore, a one-time retention award for select key employees of the organization was approved for 2005. The award is intended as a method to retain these employees. These employees are critical to the company’s success and it is expected that they will continue their high level of performance. Officers included in the program will receive their first payment in September 2005 and the second payment in March 2006, assuming continued employment with Visteon in good standing. None of the Named Executive Officers participated in this program.

Other Compensation Components

      Executive officers participate in the company’s retirement and savings and health and welfare plans on the same basis as other similarly situated employees, except for the supplemental pension and savings arrangements described below under “Executive Compensation — Retirement Benefits.” In addition, executive officers receive a flexible perquisite account that may be used for certain discretionary purposes as well as other perquisites from time to time approved by the Committee. The company adopted an Executive Security Program that requires the Chief Executive Officer and the Chairman to use the corporate-owned aircraft for personal and business travel, and provides the benefit of various personal health and safety protections.

Chief Executive Officer and Chairman Compensation for Fiscal 2004

      Effective July 1, 2004, the Board of Directors appointed Mr. Johnston as President and Chief Executive Officer of the company. In connection with such appointment, the Committee, with the assistance of Pearl Meyer & Partners, evaluated Mr. Johnston’s compensation based on competitive market data for CEOs at selected comparator companies and his increased role and duties. Based on this evaluation, the Committee set Mr. Johnston’s compensation for fiscal 2004 as a base salary of $1.05 million. Mr. Johnston also earned a cash bonus payment of $509,414 due to achievement of the quality objective of the 2002-2004 long term incentive program discussed above. The Chief Executive Officer did not receive any annual short-term incentive cash bonus payment for 2004, as discussed above. Pursuant to the 2004-2006 long-term incentive program described above, the Chief Executive Officer also received a stock option grant of 213,449 shares, a restricted stock unit award of 96,600 units, and a target performance cash bonus award opportunity of $1,912,500, which can be earned in 2006 based on the achievement of specified return on assets and quality rating goals over the performance period. In 2004, the Chief Executive Officer also received a special award of 125,000 restricted stock units, which vest after three years, upon his appointment to the chief executive officer position.

      Mr. Pestillo ended his role as the chief executive officer upon Mr. Johnston’s appointment, and continues as the company’s Chairman. The Chairman’s compensation for fiscal 2004 was reviewed in the same manner as the other executive officers, as described above, and consisted of a base salary of $1.2 million and a cash bonus payment of $937,969 due to achievement of the quality objective of the 2002-2004 long term incentive program discussed above. The Chairman did not receive an annual incentive cash bonus payment for 2004. Pursuant to the 2004-2006 long-term incentive program described above, the Chairman also received a stock option grant of 420,340 shares, a restricted stock unit award of 190,300 shares, and a target performance cash bonus award opportunity of $3,766,250, which can be earned based on the achievement of specified return on assets and quality rating goals over a three-year performance period. Mr. Pestillo will retire from the company effective May 31, 2005.

Stock Ownership Requirements

      The company has adopted stock ownership goals for officers at the vice president level and above. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to seven times salary for the Chairman and Chief Executive Officer, within three years from adoption or their hire date, if later. All of the Named Executives employed by the company for three years or more are in compliance with the stock ownership guidelines.

Tax Deductibility of Compensation

      The Committee has also considered the company’s ability to deduct from taxable income certain performance based compensation under section 162(m) of the Code. The Committee generally intends that all compensation paid by the company be deductible, which includes awards earned or granted under the amended Incentive Plan. The Committee, however, reserves the right to pay nondeductible compensation if, in its sole discretion, it deems it necessary or desirable. For the company’s top five Named Executives, salaries in excess of $1 million and non-performance-based restricted stock or restricted stock units will not be exempt from section 162(m) of the Code.

Organization and Compensation Committee

Karl J. Krapek (Chairman)
William H. Gray, III
Patricia L. Higgins
Charles L. Schaffer
James D. Thornton

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return on the company’s common stock with the cumulative total return on the S & P 500 Composite Index and a Peer Group Index that Visteon has developed. The Peer Group Index is composed of ArvinMeritor, Inc., American Axle & Manufacturing Holdings, Inc., Borg-Warner Automotive, Inc., Dana Corporation, Delphi Corporation, Johnson Controls, Inc., Lear Corporation and Magna International, Inc.

      The graph assumes an initial investment of $100 and reinvestment of cash dividends. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the common stock or the referenced indices.

Comparison of Cumulative Total Return

for the Period from June 29, 2000 to December 31, 2004

	6/29/00	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04

Visteon Corporation	$100	$84.29	$112.01	$53.02	$82.17	$79.08
S & P 500 Index	$100	$92.06	$81.12	$63.19	$81.11	$89.92
Peer Group Index	$100	$87.24	$128.17	$113.31	$177.25	$186.12

AUDIT COMMITTEE REPORT

      The Audit Committee operates under a written charter adopted by the Board of Directors. Visteon management has the primary responsibility for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, and for attesting to management’s report on Visteon’s internal control over financial reporting. The independent auditors also express an opinion, based on an audit, on the effectiveness of Visteon’s internal control over financial reporting. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings.

Auditor Independence

      During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers LLP. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as the company’s internal control over financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with audit Committees). The Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP to the company is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee concluded that the independence of PricewaterhouseCoopers LLP from Visteon and management is not compromised by the provision of such non-audit services.

      Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and filed with the SEC.

Audit Committee
Charles L. Schaffer (Chairman)
Marla C. Gottschalk
Karl J. Krapek
Kenneth B. Woodrow

      The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Visteon filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Visteon specifically incorporates this Audit Committee Report by reference into any such filing.

Audit Fees

      The Audit Committee selects, subject to shareholder ratification, our independent auditors for each fiscal year. During the year ended December 31, 2004, PricewaterhouseCoopers LLP was employed principally to perform the annual audit of the company’s consolidated financial statements and internal control over financial reporting (including management’s assessment) and to provide other services. Fees paid to PricewaterhouseCoopers LLP for each of the past two years are listed in the following table:

	Audit
	Services	Audit		All Other
Year Ended December 31,	Fees	Related Fees	Tax fees	Fees

2004	$9,007,000	$559,000	$3,319,000	$210,000
2003	$3,734,000	$1,465,000	$3,185,000	$221,000

      Audit services fees include fees for services performed to comply with Sarbanes-Oxley Section 404 and Generally Accepted Accounting Standards (“GAAS”) as adopted by the Public Company Accounting Oversight Board and approved by the SEC, including the recurring audit of the company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related reserves, and consents, assistance, and review of documents filed with the SEC.

      Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles (“GAAP”), reviews and evaluations of the impact of new regulatory pronouncements, special studies related to deferred taxes, and audit services performed related to benefit/pension plans.

      Tax fees primarily include fees associated with tax compliance, as well as domestic and international tax planning. This category also includes fees for services rendered related to comprehensive tax compliance and planning for international service employees.

      All other fees pertain to administrative services for international service employees.

Audit Committee Pre-Approval Process and Policies

      The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditor. These procedures include reviewing and approving a budget for audit and permitted non-audit services by category. The Audit Committee specifically approves, in advance, each audit service relating to Visteon’s consolidated financial statements and internal control over financial reporting. Audit Committee pre-approval is also required to engage the independent auditor for any additional service that is not included in the approved budget. The Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. Lastly, the Audit Committee periodically monitors the services rendered and actual fees paid and commitments to be paid to the independent auditors.

ITEM 2. APPROVAL OF INDEPENDENT AUDITORS

      The next proposal on the agenda for the Annual Meeting will be ratifying the appointment of PricewaterhouseCoopers LLP by the Audit Committee as the company’s independent auditors for fiscal year 2005.

      PricewaterhouseCoopers LLP served in this capacity for fiscal year 2004, and has reported on the company’s 2004 consolidated financial statements.

      Representatives of PricewaterhouseCoopers LLP, the company’s independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. For information regarding fees paid to PricewaterhouseCoopers LLP, see “Audit Fees” on page 27.

      The Board of Directors Recommends that You Vote for the Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for Fiscal Year 2005.

ITEM 3. SHAREHOLDER PROPOSAL RELATING TO

ANNUAL ELECTION OF DIRECTORS

      The next proposal on the agenda for the Annual Meeting will be a shareholder proposal relating to the annual election of directors. In accordance with SEC rules, the text of the shareholder proposal is printed exactly as it was submitted. John Chevedden, 2215 Nelson Avenue, Redondo Beach, California 90278, has informed the company that he intends to present for consideration at the Annual Meeting the following proposal and has furnished the following statement in support of the proposal:

3 — Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely convert from the current staggered system to 100% annual election of each director in one election cycle if practicable.

The Safeway Inc. 2004 definitive proxy is one example of converting from a complete staggered system to a complete annual election of each director system in one election cycle.

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90278 and Jack Leeds submitted this proposal.

     70% Yes-Vote

Thirty-five (35) shareholder proposals on this topic achieved an impressive 70% average yes vote in 2004. The Council of Institutional Investors www.cii.org, whose members have investments of $3 trillion, recommends adoption of this proposal topic.

     Annual Vote on Each Audit Committee Member

Annual election of each director would automatically enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important because poor auditing played a key role in the $200 billion-plus combined market-value loss at Enron, Tyco, WorldCom, Qwest and Global Crossing.

     Progress Begins with a First Step

The reason to take the above RESOLVED step is reinforced by our company’s vulnerability to requests for improvement in corporate governance. For instance in 2004 it was reported:

•	Visteon director Thomas Stallkamp was designated a problem director by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Stallkamp’s involvement with the Kmart board, which filed for bankruptcy in 2002.

•	Our directors were protected by being able to adopt a poison pill at virtually any time that some directors so decided.
•	We had no provision for a permanent Lead Director or Independent Chairman — independence concern.
•	Four directors were allowed to hold from 4 to 6 director seats each — over-extension concern.
•	2003 CEO pay of $5 million included stock option grants.

Source: Executive Pay Watch Database,
http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

•	If CEO pay is excessive — this could be a sign that our board is weak in its oversight of our CEO.

This vulnerability of our corporate governance reinforces the reason to adopt the above RESOLVED statement.

     Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:
In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

      “Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 3

      The Board of Directors Recommends that You Vote Against this Proposal for the Reasons Set Forth Below:

      The Board of Directors and its Corporate Governance and Nominating Committee (composed of entirely independent directors) have carefully considered this proposal and have concluded that a classified board is in the best interests of the company and shareholders at this time. The Board is divided into three classes, with three directors in each class standing for election at every third annual meeting of stockholders. The three-year staggered terms are designed to provide stability, enhance long-term planning and ensure that a majority of the company’s directors at any given time have experience as directors of the company. This ensures that the Board has solid knowledge of the company’s complex business and products, as well as its product strategy. Directors who have experience with the company and knowledge about its business and affairs are better positioned to make the fundamental decisions that are best for the company and its stockholders. The classified board structure can also enhance the independence of the non-employee directors who sit on the Board by providing them with a longer assured term of office, and this longer term reduces management’s ability to pressure directors to act too quickly. With three-year terms, directors do not have to continually consider an upcoming nomination for re-election the following year.

      The classified Board is also designed to safeguard the company against the unsolicited efforts of a third party to take control of the company, and not pay fair value for the business and assets of the company. The classified board structure enhances the ability of the Board of Directors to negotiate the best results for all stockholders in such circumstances. It does not preclude a take over, but it can afford the company time to evaluate the adequacy and fairness of any take-over proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives, including the continued operation of the company’s business.

      Additionally, directors have fiduciary duties that do not depend on how they are elected. Directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on annual basis. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. We believe that the classified Board protects the interests of all Visteon stockholders and that the continuity and depth of knowledge that results from a classified Board of Directors provides the proper environment in which to foster the creation of long-term value for all stockholders.

      For these Reasons, the Board of Directors Recommends that You Vote Against this Proposal.

Other Matters

      Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors, the ratification of the company’s independent auditors, and the consideration of a shareholder proposal. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

2006 STOCKHOLDER PROPOSALS AND NOMINATIONS

      Stockholder proposals that are intended to be included in the company’s proxy materials for the 2006 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8 and received by the Secretary of the company no later than December 1, 2005.

      A stockholder that intends to present business at the 2006 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the company’s proxy materials, must comply with the requirements set forth in the company’s By-Laws. Among other things, a stockholder must give written notice of its intent to bring business before the 2006 Annual Meeting to the company no later than December 1, 2005. However, if the date for the 2006 Annual Meeting is more than 30 calendar days prior to, or after, May 11, 2006, then such written notice must be received no later than the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the company’s By-Laws.

      You may recommend any person to be a director by writing to the Secretary of the company. The deadlines for submitting written notice nominating a director is the same as that set forth above for other matters proposed to be presented at the 2006 Annual Meeting. This notice also must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

      To the extent permitted, the company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

      The company has adopted a code of business conduct and ethics entitled, “A Pledge of Integrity”, which is applicable to the directors and all employees of the company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the ethics policy as well as Corporate Governance Guidelines and Board Committee Charters are available on our website at www.visteon.com, by contacting our Shareholder Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (877) 367-6092; or via email at vcstock@visteon.com.

      Visteon’s 2004 Annual Report, including its Annual Report on Form 10-K for the year ended December 31, 2004 (and consolidated financial statements), is being mailed to you with this proxy. Stockholders may obtain, at no charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2004, including exhibits thereto, by contacting our Shareholder Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (877) 367-6092; or via email at vcstock@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto are also available through our internet website at www.visteon.com/investors.

      Securities and Exchange Commission rules allow us to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. These rules benefit both you and Visteon. It reduces the volume of duplicate information received at your household and helps to reduce Visteon’s printing and mailing expenses. Each stockholder will continue to receive a separate proxy card or voting instruction card.

      If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, The Bank of New York, by calling their toll free number, (877) 881-5962.

      If you would like to receive your own set of Visteon’s annual disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Visteon stockholder and together both of you would like to receive only a single set of Visteon’s annual disclosure documents, follow these instructions:

      If your Visteon shares are registered in your own name, please contact our transfer agent, The Bank of New York, and inform them of your request by calling them at (877) 881-5962, writing to them at Visteon Corporation Shareholder Services, c/o The Bank of New York, P.O. Box 11258, New York, NY 10286 or by email at vcshareholders@bankofny.com.

      If a broker or other nominee holds your Visteon shares, please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

APPENDIX A

Visteon Director Independence Guidelines

      A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. Has not been an employee of Visteon or its subsidiaries within the last three years.

2. Is not currently a partner or employee of Visteon’s internal or external auditor or a former partner or employee of Visteon’s internal or external auditor or was within the last three years (but is no longer) a partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within that time.

3. Has not been employed by a company in which, concurrently with such employment, an executive officer of Visteon served on the compensation committee of such company within the last three years.

4. Has not received more than $100,000 per year in direct compensation from Visteon or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service).

5. Is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.

6. Has no immediate family member(1) who (i) has been employed by Visteon as an officer, (ii) is a current partner of Visteon’s internal or external auditor or a current employee of Visteon’s internal or external auditor who participates in the audit, assurance or tax compliance (but not tax planning) practice, (iii) is a former partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within the last three years, (iv) has been employed as a an officer of another company where a Visteon executive officer served on the compensation committee of that company within the last three years, (v) received more than $100,000 per year in direct compensation from Visteon or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (vi) is currently an officer of a company that has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, during any twelve month period, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. Is not currently an executive officer of a tax-exempt organization that has received, within the preceding three years, contributions from Visteon or its subsidiaries in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues for such year.

8. Does not have any other relationships with the Company or with members of senior management that the Board determines to be material.

March 9, 2005

(1)	A director’s immediate family shall include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A-1

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF VISTEON CORPORATION

      1. Purpose. The Audit Committee’s purpose shall be to assist the Board of Directors in its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Corporation’s internal audit function and its independent auditors. The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditors, and each such auditor shall report directly to the Audit Committee.

      2. Composition. The Audit Committee shall be comprised of three or more directors, as determined from time-to-time by the Board of Directors, and at least one member must be an “Financial Expert” as defined by SEC rules. Members of the Audit Committee and its Chairman shall be appointed from time-to-time by the Board of Directors and shall serve for such period of time as may be determined by the Board of Directors.

      Each member of the Audit Committee must:

(i) be financially literate (or become so within a reasonable time after his or her appointment to the Audit Committee);

(ii) meet the independence standards as set forth in relevant law and the rules of the New York Stock Exchange;

(iii) not serve on the audit committees of more than two other public companies unless the Board of Directors has determined that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

      3. Meetings. The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. A majority of the total number of members of the Audit Committee shall constitute a quorum for transacting business. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and records relating to those meetings or other actions and provide copies of such minutes or records to the Board of Directors.

      4. Duties and Responsibilities. In carrying out its duties and responsibilities, the Audit Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Audit Committee, the Audit Committee shall have the following authority and responsibilities.

(a) The Audit Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor and to approve all audit, review and attest engagement fees and terms. At each annual meeting of stockholders, the Audit Committee shall make a recommendation to the stockholders whether to ratify the appointment of the independent auditor. The Audit Committee (or a designated member of the Audit Committee in the case of clause (i)) shall either (i) pre-approve each engagement of the Corporation’s independent auditor to perform services other than audit, review or attest services for the Corporation or (ii) establish a detailed pre-approval policy and procedure pursuant to which management of the Corporation may engage the Corporation’s independent auditor to perform services other than audit, review or attest services.

(b) Obtain and review at least annually a formal written report from the independent auditor describing: the auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control or peer reviews of the firm, or, within the preceding five years, by any inquiry or investigation by any governmental or professional authorities relating to any audit conducted by the firm. The Audit Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Audit Committee will undertake the following:

•	receive from the auditors, on a periodic basis, a formal written statement delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standards;

•	review, and actively discuss with the Board, if necessary, and the auditors, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditors;

•	recommend, if necessary, that the Board take certain action to satisfy itself of the auditors’ independence; and

•	review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors’ firm.

(c) Meet to review and discuss with management and the independent auditor the annual audited financial statements, quarterly financial statements and the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Review and resolve disagreements between management and the independent auditor concerning financial reporting.

(d) Consider and approve, if appropriate, the initial selection of and major changes to auditing and accounting principles and practices proposed by management. Discuss with the independent auditors any significant changes in auditing standards or audit scope impacting the audit.

(e) Establish regular systems of reporting to the Audit Committee by finance management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and any significant issues encountered during the course of the review or audit.

(f) Review and accept, if appropriate, the annual audit plan of the Corporation’s internal auditors and independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year.

(g) Oversee the adequacy and effectiveness of the accounting and internal control policies and procedures through inquiry and discussions with the internal auditors, independent auditors and management of the Corporation, including the Disclosure Committee, as appropriate. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(h) Review, with the General Counsel, any legal matter that could have a significant impact on the financial statements.

(i) Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

(j) Discuss with management and the independent auditor, as appropriate, any significant audit problems or difficulties and management’s response, and the Corporation’s related risk assessment and risk management policies, including the Corporation’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

(k) Prepare and publish an annual Audit Committee report in the Corporation’s proxy statement.

(l) Set clear policies for the hiring of employees or former employees of the Corporation’s independent auditor.

(m) Meet separately, on a periodic basis, with each of management, the internal auditors and the independent auditors.

(n) Review and recommend for approval to the Board of Directors an annual compliance plan with respect to the Corporation’s Ethics Policy, and amendments to such policy as necessary.

(o) Retain such outside counsel, experts and other advisors as the Audit Committee may deem appropriate in its sole discretion. The Audit Committee shall have sole authority to approve related fees and retention terms for such engagements.

(p) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Audit Committee or the Board of Directors deems necessary or appropriate.

(q) Report to the Board of Directors after each Audit Committee meeting.

(r) Conduct and present to the Board of Directors an annual performance evaluation of the Audit Committee. The Audit Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

*     *     *

      While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

February 9, 2005

APPENDIX C

DIRECTIONS TO HOTEL DU PONT

From Philadelphia on I-95 South

      1. Take I-95 South through Chester to Wilmington.

2.	Follow I-95 South to Delaware Exit 7A marked “52 South Delaware Avenue”.

      3. Follow exit road (11th Street) to intersection with Delaware Avenue marked “52 South, Business District”.

4.	At the Delaware intersection, bear left, continuing on 11th Street.

      5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

From Baltimore on I-95 North

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”

2.	From right lane, take Exit 7 onto Addams Street.

      3. At the third traffic light on Addams Street, turn right. Follow sign marked “52 South, Business District”.

4.	At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

      5. Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

C-1

This Proxy Statement is printed entirely on
recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

5859-PS-05

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/vc				1-866-214-3792
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

\/ DETACH PROXY CARD HERE TO VOTE BY MAIL \/

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

1.	Elect three directors to the Board of Directors for three-year terms. The Board has nominated for re-election;

Nominees: 01 — Marla C. Gottschalk, 02 — William H. Gray, III and 03 — James D. Thornton.

FOR		WITHHOLD
ALL	☐	FOR ALL	☐	EXCEPTIONS*	☐

*Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions" box and write that nominee’s name on the following blank line.

Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2005.	☐	☐	☐

3.	A shareholder proposal relating to the annual election of directors.	☐	☐	☐

	To change your address, please mark this box.			☐

SCAN LINE

Date Share Owner sign here	Co-Owner sign here

4809

ADMISSION TICKET
Annual Meeting of Stockholders
May 11, 2005, 11a.m. E.D.T.
Hotel du Pont
Wilmington, Delaware 19801

DIRECTIONS:

1) FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”. From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left continuing on 11th Street. Follow 11th Street through four traffic lights. The Hotel du Pont is on the right at the Corner of 11th and Market St.

2) FROM THE NORTH: Follow I-95 South to exit 7A marked “Route 52, South Delaware Avenue” (11th Street). At Delaware Avenue intersection, stay left continuing on 11th Street. Follow 11th Street through four traffic lights. The Hotel du Pont is on the right at the Corner of 11th and Market St.

VISTEON CORPORATION

Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders

     The undersigned hereby appoints James F. Palmer and Heidi A. Diebol, or either of them, proxies with power of substitution, to vote all the shares of the Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Visteon’s Annual Meeting of Stockholders to be held at the Hotel du Pont, 11th & Market Streets, Wilmington, DE, at 11:00 a.m., eastern daylight savings time, on May 11, 2005.

(Continued and to be signed on the reverse side)

To include any comments, please mark this box.            ☐

Comments or change of address

VISTEON CORPORATION
P.O. BOX 11117
NEW YORK, N.Y. 10203-0117